Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a complete listing of the subsidiaries of Pacira BioSciences, Inc., a Delaware corporation:

Jurisdiction of Incorporation
Domestic Subsidiaries
Pacira Pharmaceuticals, Inc.	California
Pacira CryoTech, Inc.	Delaware
Pacira Pharmaceuticals International, Inc.	Delaware
Pacira Therapeutics, Inc.	Delaware

International Subsidiaries
GQ Bio Therapeutics Belgium SRL	Belgium
GQ Bio Therapeutics GmbH	Germany
Pacira Ireland Limited	Ireland
Pacira Limited	United Kingdom